Perma-Fix Announces Results for the First Quarter of Fiscal 2008

ATLANTA - May 8, 2008 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2008.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Revenues within our Nuclear Segment increased by 13 percent over the same period last year, aided by the acquisition of our new Perma-Fix Northwest facility during the second quarter of 2007. This was offset by a decline in gross margin, attributable to the shift in product mix towards lower margin waste streams. This shift in product mix was largely due to the continued slowdown of several large projects within the Department of Energy (DOE) as the new bidding cycle is underway. Nevertheless, these cycles have presented opportunities for Perma-Fix to expand beyond our core niche of nuclear waste treatment. Specifically, we have bid on several projects for onsite management of DOE facilities. We believe that the onsite advantage will provide Perma-Fix with the ability to accurately assess waste streams early in the disposal cycle. This unique expertise will not only help to accelerate the cleanup process, but in turn, we believe should expedite the flow of waste sent to our four treatment facilities. Whether or not we win these onsite contracts, we anticipate the DOE will accelerate its cleanup efforts in the second half of 2008. We believe we are uniquely positioned to capture a portion of the planned waste treatment at these sites, since we are the only commercial operator with the licenses and facilities to treat most mixed waste streams that reside in the DOE weapons complex.”

Dr. Centofanti continued, “We have made progress regarding the divestiture of our industrial waste business. In the first quarter, we sold both Baltimore, Maryland and Dayton, Ohio facilities for a combined $6.0 million in all-cash transactions, subject to certain working capital adjustments, including the assumption of certain liabilities by the purchasers. Our goal is to sell the remaining facilities on the industrial side of our business to focus all our resources and attention on the higher margin nuclear waste sector. As previously reported, the Industrial Segment of Perma-Fix has been re-classified as discontinued operations. Under this scenario, we have absorbed a much higher percentage of the corporate overhead within our Nuclear Segment, but plan to adjust these expenses following the divestiture of the remainder of the Industrial Segment.”

Financial Results

Revenue for the first quarter of 2008 was $14.9 million, versus $12.9 million for the same period last year. Revenue for the Nuclear Segment increased to $14.0 million versus $12.3 million for the same period last year. Revenue from the Engineering Segment was $902,000 versus $577,000 for the same period last year. Operating loss from continuing operations for the first quarter was $328,000 versus operating income of $583,000 for the same period last year. The decrease in operating income primarily reflects the lower margin waste treated within the Nuclear Segment. Loss from discontinued operations, net of taxes, totaled $710,000 for the first quarter of 2008 compared to a loss of $1.7 million for the same period last year. Net income applicable to common stockholders for the first quarter of 2008 was $1.1 million, or $0.02 per share, versus net loss of $1.1 million or $0.02 per share, for the same period last year. Net income applicable to common stockholders for the first quarter of 2008 included a gain on disposal of discontinued operations, net of taxes, of $2.1 million.

The company had EBITDA of $2.6 million during the quarter ended March 31, 2008, as compared to EBITDA of approximately $.5 million for the same period of 2007. The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The company’s management utilizes EBITDA as a means to measure performance. The company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended March 31, 2008 and 2007.

	Quarter Ended
	March 31,
(In thousands)	2008	2007
Net (loss) Income	$1,069	$(1,084)

Adjustments:
Depreciation & Amortization	1,121	1,217
Interest Income	(68)	(88)
Interest Expense	392	254
Interest Expense - Financing Fees	52	48
Income Tax Expense	45	126

EBITDA	$2,611	$473

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended March 31, 2008		Quarter Ended March 31, 2007
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$13,981	$902	$12,344	$577
Gross profit	3,554	255	4,431	169
Segment profit	976	128	2,011	49

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates nine major waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, onsite management of DOE facilities will provide Perma-Fix with the ability to accurately access waste streams early in the disposal cycle; this will help to accelerate the clean-up process and flow of waste sent to our facilities; we are uniquely positioned to capture a portion of the planned waste treatment; sell the remaining facilities within our Industrial Segment; adjust expenses following divestiture of remainder of the Industrial Segment; new onsite contracts representing growth opportunity outside our traditional markets and increase the flow of waste to us; new opportunities for Perma-Fix to expand beyond a core niche of nuclear waste treatment; anticipate DOE will accelerate its cleanup efforts in the second half of 2008. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; and our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides funding for the new remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2007 Form 10-K/A and the Forward-Looking Statements discussed in our Form 10-Q for the quarter ending March 31, 2008.. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1020 x101

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2008	2007

Net revenues	$14,883	$12,921
Cost of goods sold	11,074	8,321
Gross profit	3,809	4,600

Selling, general and administrative expenses	3,807	3,715
Income from operations	2	885

Other income (expense):
Interest income	68	88
Interest expense	(352)	(200)
Interest expense-financing fees	(52)	(48)
Other	6	(16)
(Loss) income from continuing operations before taxes	(328)	709
Income tax expense	―	126
(Loss) income from continuing operations	(328)	583

Loss from discontinued operations, net of taxes	(710)	(1,667)
Gain on disposal of discontinued operations, net of taxes	2,107	―
Net income (loss)	1,069	(1,084)

Preferred Stock dividends	—	—
Net income (loss) applicable to Common Stockholders	$1,069	$(1,084)

Net income (loss) per common share - basic
Continuing operations	$(.01)	$.01
Discontinued operations	(.01)	(.03)
Disposal of discontinued operations	.04	—
Net income (loss) per common share	$.02	$(.02)

Net income (loss) per common share - diluted
Continuing operations	$(.01)	$.01
Discontinued operations	(.01)	(.03)
Disposal of discontinued operations	.04	—
Net income (loss) per common share	$.02	$(.02)

Number of common shares used in computing net income (loss) per share:
Basic	53,704	52,063
Diluted	53,704	53,067

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	March 31,
	2008	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2007

ASSETS
Current assets:
Cash & equivalents	$98	$137
Account receivable, net of allowance for doubtful accounts of $79 and $138	13,284	13,536
Unbilled receivables	8,738	10,321
Other current assets	3,342	3,403
Assets of discontinued operations included in current assets, net of allowance for
doubtful accounts of $93 and $269	2,804	5,197
Total current assets	28,266	32,594

Net property and equipment	46,709	47,309
Property and equipment of discontinued operations, net of accumulated
depreciation of $6,027 and $12,408	4,232	6,775
Intangibles and other assets	38,764	36,984
Intangible and other assets of discontinued operations	1,598	2,369
Total assets	$119,569	$126,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	30,510	41,389
Current liabilities related to discontinued operations	4,834	8,359
Total current liabilities	35,344	49,748

Long-term liabilities	19,895	12,680
Long-term liabilities related to discontinued operations	3,093	3,590
Total liabilities	58,332	66,018
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396	1,285	1,285
shares authorized, 1,284,730 shares issued and
outstanding, liquidation value $1.00 per share
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized,
no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized,
53,704,516 and 53,704,516 shares issued and outstanding, respectively	54	54
Additional paid-in capital	96,549	96,409
Stock subscription receivable	(10)	(25)
Accumulated deficit	(36,641)	(37,710)
Total stockholders' equity	59,952	58,728
Total liabilities and stockholders' equity	$119,569	$126,031